Exhibit 10.8

Index No. 952
GIA

Option to Purchase Contract for Mining Property

from

Minera Farellón Limitada

to

Minera Polymet Limitada

In Vallenar, República de Chile on October 10th, 2008, appearing before me, Ricardo Olivares Pizarro, Lawyer, Notary Public and Official Registrar of Commerce and Mines, with an office at 960 calle Prat, local 14, is Kevin Robert Mitchell, Canadian, married, separate asset marriage, miner, foreigner identity card no.14 498 917-1, representing both Minera Farellón Limitada, a Chilean mining company, Rol Único Tributario no.76 814 170-3, both located at 3260 Baldomero Lilio, Villa El Manantial, Comuna de Vallenar, hereinafter also “Minera Farellón” and Minera Polymet Limitada, a Chilean mining company, Rol Único Tributario no. 76 975 260-9, also located at 3260 Baldomero Lilio, Villa El Manantial, comuna de Vallenar, hereinafter also “Minera Polymet”.  The appearing parties are of legal age and have verified their identities with the aforementioned identity cards and declare that:  By virtue of the present document, they have come to enter into the following option to purchase contract for mining properties, in conformity with that which is stipulated in article 169 and any other applicable articles of the Mining Code.

Article I: Identification of Properties:  The company “Minera Farellón Limitada” is the sole and exclusive owner of the following gold, copper and silver producing mining properties located in Sierra La Colorada, Comuna de Vallenar, Provincia de Huasco, Tercera Región de Atacama:  1)“Che Uno uno – ocho” (Che Uno 1-8), Rol Nacional no. 033012279-K whose measure has been registered on page 77, no.42 of the 1993 Registro de Propiedad de Minas(Mining Property Register) of the Conservador de Minas (Mining Registrar) of Vallenar.  They cover a total area of 32 hectares, 4 hectares corresponding to each one of them.  2)“Che Dos uno al diez” (Che Dos 1-10), Rol Nacional no. 0330122803, whose measure has been registered on the back of page 181, no.43 of the 1993 Registro de Propiedad de Minas (Mining Property Register) of the Conservador de Minas ( Mining Registrar) of Vallenar.  They cover an area of 44 hectares, 4 properties of which each consist of 5 hectares and 6 of which each consist of 4 hectares.  The mining properties identified above will be designated, hereinafter and altogether, as “Mining Properties”.  Minera Farellón acquired the Mining Properties via contract of sale from Jaime Antonio Caballero Castillo, according to public document of sale of mining properties dated June 25, 2008, granted by the Notary Public of Vallenar, Ricardo Olivares Pizarro.

Article II: 1. Option Offer:  By the present act, Minera Farellón, by way of its representative Kevin Mitchell, gives to Minera Polymet the offer to purchase and offers irrevocably to sell, cede and transfer to Minera Polymet the Mining Properties identified in Article I of this document. 2. Price of the Offered Contract of Sale: The price of the contract of sale is the amount of $20,000 US to be paid in conformity with that which is denoted in Article VII that follows.  The Mining Properties and the minerals contained in them will be sold and transferred with all of their uses, rights, customs and obligations, free from any lien, prohibition, condition subsequent, pending restriction or litigation, contracts of sale of minerals in situ, rents, as well as any other type of personal or actual encumbrance that may constitute  an impediment that may affect their free use, possession and disposal, and free from all overlapping and with their mining patents fully paid.  The seller or offering party is responsible for the clearance in conformity with the law.  3. Option Term:  The term for the option, within which Minera Polymet will be able to freely accept or reject the offer of sale of the Mining Properties, expires on April 10, 2009.  4.Option Price:  The price of the option is the sum in national currency pesos equivalent to $444US, that will be paid within the period denoted in article V of this document.

Article III:  Kevin Robert Mitchell, representing Minera Polymet Limitada, accepts, under the terms of article 169 and other applicable articles of the Mining Code, the stipulations of this contract whereby its second article grants to Minera Polymet the power to accept or reject the offer made by Minera Farellón.  Therefore, Minera Polymet will be able to decide to accept the contract of sale for the Mining Properties at any time, from the date of this document and until the expiration of the term indicated in number 3 of article II of this document, under the terms indicated in this contract.

Article IV: Transfer of Royalty: By the public document of sale mentioned in the first article of this document, Jaime Antonio Caballero Castillo and Minera Farellón agreed to the payment of a Royalty in addition to the payment of the price agreed to in said document.  The royalty is equal to 1% of the net or liquid value that Minera Farellón may receive or obtain from the mineral extracted from the properties that are the object of said contract; the royalty that will be paid directly by Minera Farellón if the processing of the minerals is carried out by Minera Farellón or by whomsoever acquires them from Minera Farellón if they are sold to a third party.  According to that which was agreed to, this Royalty will be paid until the sum, in national currency pesos, equivalent to $100,000 US is fulfilled, taking into account the settlement of the royalty’s value at the observed price on the date of each payment until the cited sum is fulfilled.  By the present contract, Minera Farellón Limitada, represented by Kevin Mitchell, promises to cede and transfer to Minera Polymet Limitada, who promises to accept and acquire, the contractual position and all of the rights and obligations that arise for Minera Farellón from the obligation undertaken in article IV of the public document of contract of sale of mining properties mentioned in the first article of this document and that relates to the payment of a royalty under the terms previously indicated. The promise of transfer contract must be entered into by public document together with the acceptance of the offer made to Minera Polymet by the present act, whose deadline to accept expires on April 10, 2009.  The price of the promise of transfer made to Minera Polymet by the present act is the sum of 1 peso.

Article V: Payment of the Price of the Option to Purchase the Mining Properties:  The price of the option contract for the purchase of the Mining Properties is the amount of $444 US, equivalent to 271,000 pesos, as of today, that Minera Polymet pays in cash with this act and Minera Farellón declares having received the payment to its complete satisfaction. 2) Transfer of the obligation of future payments in the event of relinquishment:  If Minera Polymet declines to accept the offer of sale, of which this document gives account, before the expiration of the term indicated in number 3 of article II above, the obligation of Minera Polymet to carry out payment of the offered sale price will cease immediately.

Article VI:  Acceptance of the offer: If, within the negotiated term,  Minera Polymet decides to accept the offer it will state such intentions with the issuance of a public document declaring its acceptance.  With the same purpose, Minera Polymet will submit, to the Notary that authorizes the acceptance document, a bank cashier’s cheque made to the order of Minera Farellón or its transferee, for the amount, in national currency pesos, equivalent to $20,000 US.  The Notary will not submit to Minera Farellón the cashier’s cheque referred to, unless it is with the signing of a corresponding public document of receipt.  The corresponding Conservador de Minas (Mine Registrar) will register the Mining Properties indicated in the document of acceptance in the name of Minera Polymet Limitada upon having seen a copy of the present document, consisting of the submission of the aforementioned cashier’s cheque to the authorized Notary and a copy of the acceptance document issued by Minera Polymet. All of this is by virtue of that which is stipulated by the final paragraph of article 169 of the Mining Code, according to which, and regarding the rights of the purchase option contract that are specially regulated by said Code, the sole acceptance of the irrevocable offer will suffice so that the offered contract of sale may be concluded, with the sole requirement that both the offer and the acceptance be registered by public document.

Article VII: Payment of the sale price: The price of the contract of sale is the sum equivalent to $20,000 US that Minera Polymet will pay in national currency pesos to Minera Farellón on April 10, 2009, payable when the purchase option, of which this document gives account, is exercised.

Article VIII: Irrevocability:  This contract will have the characteristics of the mining option to purchase of the contract denoted in article 169 of the Mining Code and agrees with the nature of irrevocability so that Minera Farellón will be able to neither regret nor withdraw its offer.  Consequently, the sole acceptance at any time of the irrevocable offer on the part of Minera Polymet Limitada, that is formulated by this act, will suffice to conclude the sale.  In the event that the deadline of the term of the option expires and Minera Polymet has not accepted the offer of sale of the Mining Properties to which this document refers, it shall be understood that Minera Polymet has declined to exercise the option granted to it in this document.  To this effect, Minera Polymet or whoever has derived rights in this contract must issue a public document of removal and cancellation, requiring the cancellation of the registration of this contract in the corresponding register of the respective Conservador de Minas (Mining Registrar).

Article IX: Authorizations:  In representation of Minera Farellón, Kevin Mitchell irrevocably authorizes Minera Polymet so that, from the date of the signing of the present document and while the term to exercise the option granted to it is pending, it may carry out, at its exclusive cost and risk, the legally appropriate explorations, surveillances, prospecting and exploitations that it desires.  Minera Polymet also being able to carry out all of its own work and labour with the express declaration that Minera Polymet will be able to exercise all of the active obligations that benefit said properties, leaving the seller to request them if Minera Polymet asks upon deeming it necessary, and will likewise be able to dispose of the minerals extracted as a result of its labours.  Minera Polymet will be solely responsible for the mining worksites for exploration and/or exploitation that may be made on the properties, as well as for the effects that such worksites provide, having to give observance to all of the applicable legal regulations in kind.  No part of that which is indicated in the present article may be interpreted as if Minera Polymet has the obligation to carry out determined studies or reports of whatever the nature these may be.

Article X: Non-Repayment: If Minera Polymet declines to accept the offer of sale of the Mining Properties, its obligation to pay the offered price of sale will cease immediately, but Minera Farellón will not be obligated to repay any payment already received that corresponds to the option price, those which Minera Farellón will retain as sole and exclusive indemnity for losses of any nature, type or amount that may have caused the act of having impeded, during the option term, the exploration and exploitation as well as third party negotiation for the Mining Properties or that may have caused Minera Polymet to not accept the offer or that may stem from any other cause or reason related to the contract that this document contains.

Article XI: Relinquishment:  At any time Minera Polymet will be able to issue a declaration by public document, making a note in the margin of the original copy of this document, expressing its decision to not accept the offer that was made in this document and from the date of this marginal notation all of the obligations contracted by virtue of this contract, of any nature or type and in particular the obligation to carry out payment as referred to in no.2 of article II and article VII of this document, will cease.

Article XII:  Maintenance of the properties:  Minera Farellón must take, at its exclusive cost, all of the judicial and non-judicial steps necessary for the current maintenance of the rights that arise from the Mining Properties indicated in the first article of this document and to defend those rights, and the minerals contained in the properties, from any third party claim.  Without damage to that stipulated above, Minera Polymet Limitada will repay to Minera Farellón all of the amounts paid out for payment of  mining patents that protect the properties and the mining rights that are the object of this option and that have been incurred during the option term.

Article XIII:  Prohibitions and restrictions: (the original contract has this heading as Article III.  The word “décimo” is most likely missing in the original) 1: Minera Farellón is obligated not to sell, tax, transfer, cede, promise sale, mortgage, offer, give option or enter into acts or contracts, of any nature, about the mining rights originating from the Mining Properties referred to in this document or about the minerals contained on them while the term that Minera Polymet has to exercise the option is pending.  If, in spite of the previous prohibitions,  any act is executed or any contract is entered into that limits or affects or may limit or affect the landownership, possession or property of the Mining Properties, or the minerals contained on them, that act or contract will be terminated ipso facto once Minera Polymet accepts the irrevocable offer made in this document, all in conformity with article 169 of the Mining Code and without damage to the rights that arise for Minera Polymet from this contract and the Law.  2:  The offering party, during the option term, is obligated to maintain under strict confidentiality all of the information, technical data that may be dealt with in the exploration, and know-how, as well as all other information related to the work that Minera Polymet or its contractors carry out on the Mining Properties.  This obligation of confidentiality will remain with respect to the mining concessions that Minera Polymet may have acquired by means of the exercising of the option to purchase.  3:  Without damage to that which was stipulated in number 1 of this article, Minera Farellón is, during the term of the option discussed in this document, obligated not to present new pediments or demonstrations or establish new exploration and/or exploitation concessions, in the area covered by the Mining Properties identified in the first article of this document, without the advance authorization in writing from Minera Polymet.  4:  Minera Farellón shall not completely or partially cede or transfer the rights and authorizations deal with in this contract.  5:  Minera Polymet, at any time following written notification to Minera Farellón, can sell, cede, transfer or dispose of, in any manner, all of or part of  its rights in this contract, provided that the purchaser or transferee declares in the contract that serves as the title of acquisition that it will exactly fulfil the same and all of the obligations that Minera Polymet has contracted in this document under the same terms and as if this contract had been entered into with said transferee, promising to impose equal obligations to any future transferee.

Article XIV:  Present to this act appears Jaime Antonio Caballero Castillo, Chilean, married, separate asset marriage, miner, national identity card no. 9 190 760-7, located at 1930 calle General Ibañez, Población General Baquedano, comuna de Vallenar, signing party of the Contract of Sale of the Mining Properties mentioned in Article I above, who declares: 1.- To know and accept the promise of transfer of contractual position and of rights and obligations with respect to the payment of a royalty that stem from the Contract of Sale of Mining Properties already indicated in Article I above and is considered as notified of the promise of transfer.  2.- To accept without reservation the definitive transfer of rights and contractual position with respect to the obligation of payment of a royalty, and as of now authorizing the entering into of this contract, without which his future authorization or notification would be necessary.  3.- That he has fully and satisfactorily received all of the payments that Minera Farellón was obligated to make, up to the date of the present document, by virtue of the Contract of Sale of the Mining Properties indicated in Article I above.

Article XV: Exchange rate:  The amounts of money expressed in this document in US dollars will be paid in national currency pesos at the exchange rate designated “dólar observado”(observed dollar) published by the Banco Central de Chile in the Diario Oficial (Official Gazette) on the day on which the payment must be made, in agreement with no.6 of the First Chapter of the Compendio de Normas de Cambios Internacionales (Compendium of International Foreign Exchange Regulations).

Article XVI: Residence: For all legal purposes, the parties establish their residence in the city and comuna of Vallenar.

Article XVII: Expenses: The notary expenses, of the Registrar and others, and the taxes that originate from the granting of this option contract, and of the documents that must be issued on the occasion of or as a result of the completion of the obligations derived from this same option contract, shall be the responsibility of Minera Polymet.

Article XVIII: Arbitration:  Any difficulties that are caused between the parties relating to the interpretation, application, fulfilment, validity, term, termination, resolution, attainment, efficiency or clearing of the present option contract and of the proposed sale, shall be resolved by a joint arbitrator that the contracting parties declare to know and accept, conforming to the regulations of the Reglamento Centro de Arbitrajes (Regulating Centre of Arbitration) of the Cámara de Comercio (Chamber of Commerce) of Santiago A.G..  The parties grant irrevocable mandate to the Chamber of Commerce of Santiago A.G. so that, at written request from either party, it may appoint an arbitrator  from within the body of arbitrating members of the Arbitration Centre of that Chamber.  There will be no recourse against the resolutions of the arbitrator, so the parties shall expressly defer to the arbitrator, only excepting the recourse of complaint.   The arbitrator will be especially empowered to resolve all matters related to his/her ability and/or jurisdiction ..

Article XIX: Power:  The holder of an authorized copy of the present document is empowered to request the registrations, subregistrations and annotations that may be pertinent from the respective Registrar.

Article XX: Special Power:  The selling and purchasing parties give special power to the lawyers Enrique Benítez Urrutia and Gonzalo Nieto Valdés, both located at 3250 Avenida Isidora Goyenechea, piso 9, Las Condes, Santiago, so that either one of them may grant all of the complementary documents that may be necessary to rectify any error or omission existing in the clauses related to the correct identification of the mining properties that are the object of the present contract, as well as any registration of ownership, method of acquisition, etc., for the sole purpose that the Conservadores de Bienes Raíces (Registrars of Real Estate) may perform the proper registrations and annotations.  The attorney is expressly empowered to sign all manner of request, declaration, lawyer’s bill and public or private document necessary for the fulfilment of their duty.  The legal capacity of Kevin Robert Mitchell to represent Minera Farellón Limitada, consists of public document of constitution of said company dated February 22, 2007, granted before this same Notary.  The legal capacity of Kevin Robert Mitchell to represent Minera Polymet Limitada consists of public document of constitution of said company dated July 16, 2007 granted before this same Notary.  The legal capacity documents previously cited are not inserted here because they are know by both parties and the authorizing Notary.  Conforming to the bill drawn up by the lawyer Enrique Benítez.  After having read and understood the appearing parties sign.  Copies are given.  Annotated in the index under No.952.  -I swear.

/s/Kevin Robert Mitchell
Kevin Robert Mitchell
C.I.E. 14 498 917-1
p.p. Minera Farellón Limitada
p.p. Minera Polymet Limitada

Stamp

/s/ Ricardo Olivares Pizarro
Ricardo Olivares Pizarro
Notary

Stamp

Amendment No. 1

To

Option to Purchase Contract for Mining Property
From Minera Farellón Limitada
To Minera Polymet Limitada
Dated October 10, 2008
Signed in Vallenar on October 10, 2008

As of October 10, 2008, for valuable consideration, the parties agreed to amend Article V: Payment of the Price of the Option to Purchase the Mining Properties to delete the words “The price of the option contract for the purchase of the Mining Properties is the amount of $444 US, equivalent to 271,000 pesos, as of today, that Minera Polymet pays in cash with this act and Minera Farellón declares having received the payment to its complete satisfaction” and to insert the words “The price of the option contract for the purchase of the Mining Properties is the amount of $444 US, equivalent to 271,000 pesos, as of today, that Minera Polymet must pay in cash by December 2, 2008”.  All other terms and conditions of the option to purchase are unchanged except as they must be changed to accommodate these changes.

/s/ Kevin Robert Mitchell
Kevin Robert Mitchell
CIE 14 498 917-1
Representing Minera Farellón Limitada
RUT 76 814 170-3

/s/ Kevin Robert Mitchell
Kevin Robert Mitchell
CIE 14 498 917-1
Representing Minera Polymet Limitada
RUT 76 975 260-9

8